Exhibit 99.2

Important Notice Regarding the Availability of Materials

You are receiving this communication because you hold securities in Arconic Inc. (“Arconic”). Arconic has released informational materials regarding Arconic's separation into two independent, publicly traded companies, that are now available for your review. This notice provides instructions on how to access Arconic materials for informational purposes only.

The separation will occur by means of a pro rata distribution by Arconic Inc. (which will be renamed Howmet Aerospace Inc.) of all of the outstanding common stock of Arconic Rolled Products Corporation (which will be renamed Arconic Corporation) (“Arconic Corporation”) to Arconic's stockholders.

The materials consist of the Information Statement, plus any supplements, that Arconic Corporation has prepared in connection with the separation. You may view the materials online at www.viewmaterial.com/ARNC20 and easily request a paper or e-mail copy (see below).

How to Access the Materials

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Go to www.ViewMaterial.com/ARNC20 and view the materials.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or email copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.ViewMaterial.com/ARNC20
2) BY TELEPHONE:	1-866-804-1409
3) BY E-MAIL*:	papercopy@SendMaterial.com

*	If requesting materials by e-mail, please send a blank e-mail with your 11-digit control number (located by the arrow in the box below)

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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